Exhibit 10.2

Interim Services Agreement

January 22, 2010

Mr. Benjamin G. Wolff

Chairman and CEO

ICO Global Communications (Holdings) Limited

225 108th Ave NE, Suite 370

Bellevue, WA 98004

Dear Ben,

Tatum, LLC (“Tatum,” “we,” “us” or “our”) is pleased that ICO Global Communications (Holdings) Limited (“Company,” “you” or “your” or “ICO Global Communications Limited”) has selected us to provide you with outsourced interim services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the “Tatum Resource”) identified on such Schedule. Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties. In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule. All Schedules will be part of this agreement (“Agreement”).

Engagement. The Tatum Resource will be one of Tatum’s employees or members, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource. You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services. Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring. Tatum agrees that the Tatum Resource will execute a confidentiality and intellectual property agreement reasonably acceptable to Tatum, the Tatum Resource and the Company.

Fees and Expenses. You will pay us the fees set forth on the applicable Schedule. In addition to our standard professional service fees, we will charge an administrative fee equal to 5% of our professional service fees to cover otherwise unbilled items difficult to estimate such as telephone charges, computer use, in-house copying, facsimiles, and other internal services. In addition, you will reimburse the Tatum Resource directly for all reasonable travel and out-of-pocket expenses incurred in connection with this Agreement (including any Schedules) and consistent with Company policy.

Payment Terms. Payments to Tatum should be made within 10 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement or any Schedule, we may suspend the provision of any Services for non-payment.

Bank Name and Address: Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054

Beneficiary: Tatum, LLC

Beneficiary Account Number: 3300599791

ABA Transit/Routing Number: 121140399

Please reference Company name in the body of the payment.

Effective Date and Termination. This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this Agreement as indicated on the signature page. However, the Company will not begin accruing fees until the date the Tatum Resource begins providing Services to the Company. In the event that a party commits a breach of this Agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this Agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Hiring the Tatum Resource Outside of a Tatum Agreement. During the time frame in which the Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this Agreement or another Tatum agreement, the Company agrees that it will not nor will its subsidiaries employ such Tatum Resource, or engage such Tatum Resource as an independent contractor. The parties recognize and agree that a breach by the Company or its subsidiaries of this provision would result in the loss to Tatum of the Tatum Resource’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, the Company will pay Tatum liquidated damages in an amount equal to 50% of Tatum’s Annualized Fees (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. If a court or arbitrator determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages and/or injunctive relief. “Annualized Fees” means the equivalent of what Tatum would receive under this Agreement for the Tatum Resource on a full-time annual basis plus the maximum amount of any bonus for which Tatum was eligible with respect to the then-current bonus year for the Tatum Resource.

Warranties and Disclaimers. Tatum represents and warrants that (i) it has conducted its standard background screening procedures on the Tatum Resource and that the results of such background screening were satisfactory applying commercially reasonable standards, (ii) the Tatum Resource is eligible to work in the United States, and (iii) Tatum will comply with all applicable wage and labor laws with respect to its relationship with the Tatum Resource. Except as otherwise expressly set forth in this Section, we disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Except as otherwise set forth in this Section and without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations. The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Limitation of Liability; Indemnity.

(a) Each party’s liability in any and all categories and for any and all causes arising under this Agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the term of this Agreement with respect to the Tatum Resource from whom the liability arises. In no event will either party be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. Notwithstanding anything contained in this section to the contrary, the provisions limiting a party’s liability under this section shall not apply with respect to a party’s indemnification obligations under this Agreement, any amounts payable by the Company to Tatum or any Tatum Resource under this Agreement, or any obligations of the Company arising under subsection (c) of Governing Law, Arbitration, Witness Fee section of this Agreement.

(b) You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any third party cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you, except to the extent arising from the gross negligence, willful misconduct, fraud or illegal acts of the Tatum Resource.

(c) Tatum agrees to indemnify the Company to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any third party cause of action, suit, or other proceeding arising in connection Tatum’s failure to comply with all applicable wage and labor laws with respect to its relationship with the Tatum Resource.

Insurance.

If the Tatum Resource is serving as an officer or executive of the Company, the Company will provide Tatum or the Tatum Resource with written evidence that the Company maintains directors’ and officers’ insurance covering the Tatum Resource in an amount consistent with what is provided (including any “tail” coverage) to other officers and directors of the Company and the Company will maintain such insurance at all times while this Agreement remains in effect.

Governing Law, Arbitration and Witness Fees.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions.

(b) If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in the New York, New York office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction.

(c) In the event any member or employee of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its member’s or employee’s professional time (based on customary rates) and reasonable expenses, as well as the reasonable fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this Agreement.

Miscellaneous.

(a) This Agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c) Neither party will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d) Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e) You may not assign your rights or obligations under this Agreement without the express written consent of Tatum, except in the case of a merger or sale of substantially all of your assets. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f) The expiration or termination of this Agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this Agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g) The prevailing party in any litigation or arbitration proceeding shall be entitled to reimbursement by the non-prevailing party of all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by the prevailing party in enforcing this Agreement.

(h) You agree to allow us to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

Tatum, LLC

/s/ Lori C. Kaiser
Lori C. Kaiser
Managing Partner, Pacific Northwest

Accepted and agreed:

ICO Global Communications (Holdings) Limited

By:	/s/ Ben Wolff
Name:	Ben Wolff
Title:	Chairman & CEO
Date:	1/25/10

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated January 22, 2010 (the “Agreement”), by and between Tatum, LLC (“Tatum,” “we,” “us” or “our”) and ICO Global Communications (Holdings) Limited (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: Timothy Leybold

Service Description or Position: Interim financial services. The Company shall have the right, in its sole discretion, to appoint the Tatum Resource as the Company’s Chief Financial Officer (including on an acting basis) and the Tatum Resource shall perform such duties traditionally associated with the role of Chief Financial Officer, if so appointed. In addition, in connection with this Schedule, a member of Tatum’s leadership team will attend certain meetings with Company personnel, assisting the Tatum Resource with Company issues, and other matters requiring the assistance of Tatum leadership.

Company Supervisor: Chief Executive Officer

Start Date: January 25, 2010

Replacement: Within the first two weeks of the engagement, if you are dissatisfied with the Services provided by the Tatum Resource, we will immediately remove the Tatum Resource and endeavor to furnish a replacement as soon as reasonably practical. We do not guarantee that we will be able to find a suitable replacement. You may then terminate this Schedule and pay only for days actually worked by the Tatum Resource.

Minimum Term: 90 days of which the first 60 days shall be on a full time basis, and, at the Company’s option, after the first 60 days, on a part-time basis, but no less than three days per week

Termination:

(a) After the expiration of any minimum term set forth above, either party may terminate this Schedule by providing the other party a minimum of 30 days’ advance written notice and such termination will be effective as of the date specified in such notice, provided that such date is no earlier than 30 days after the date of delivery of the notice. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(b) Either party may terminate this Schedule immediately upon written notice to the other party if: (i) the other party (including the Tatum Resource) is engaged in or asks the other party (including the Tatum Resource) to engage in or ignore any illegal, fraudulent, or unethical activity; (ii) the Tatum Resource ceases to be a member or employee of Tatum for any reason; or (iii) the Tatum Resource becomes disabled or ceases performing Services for the Company. Tatum may terminate this Schedule immediately if the Company fails to pay any amounts due to us under the Agreement when due if the Company does not cure this breach within 5 days’ written notice to the Company. For purposes of this Agreement, disability will be defined by the applicable policy of disability insurance or, in the absence of such insurance, by Tatum’s management acting in good faith. Notwithstanding the foregoing, in lieu of terminating this Schedule under (ii) and (iii) above, upon the mutual agreement of the parties, the Tatum Resource may be replaced by another Tatum member or employee. In the case of termination under items (i), (ii) and (iii) of this Section (b), no additional fees will accrue beyond the termination date.

(c) The termination rights set forth in this section are in addition to and not in lieu of the termination rights set forth in the Agreement.

Fees: You will pay to Tatum a fee of $36,000 per month during those periods of time in which the Tatum Resource is engaged on a full time basis and $1,800 per day during those periods of time in which the Tatum Resource is engaged on a part-time basis. The fees will be prorated for the first and final fee period based on the number of days in such period. The monthly fee includes allowance for holidays, personal and sick days, and vacation for the Tatum Resource consistent with the Company’s policy as it applies to similarly situated employees of the Company. The parties acknowledge and agree that the fees set forth above are based upon this Schedule having the Minimum Term set forth above. In the event you terminate this Schedule prior to the expiration of the Minimum Term other than as permitted under the Agreement, you agree to pay to Tatum upon the termination of this Schedule a lump sum amount equal to the difference between the fees actually paid and the fees that should have been paid for the Minimum Term. The fees set forth in this Schedule will automatically increase on an annual basis commencing with the first anniversary of this Schedule in an amount equal to the CPI for Seattle, Washington.

In addition, the parties may agree, at the Company’s sole discretion, to negotiate a cash bonus to be paid to Tatum for the services provided under this Schedule; provided, however, if the parties are unable to agree on the cash bonus, no bonus shall be due under this Schedule. If the parties agree that a cash bonus shall be paid under this Schedule, the parties will set forth the goals that will warrant such bonus on Exhibit 1 to this Schedule and will execute such Exhibit 1.

Billings: Tatum will bill for Services in advance of the provision of such Services as follows:

Upon Execution of this Schedule: $18,900. On the 5th and 20th day of each month: $ 18,900. If necessary, Tatum will true up advance billings with the next subsequent billing.

Permanent Engagement: You will have the opportunity to make the Tatum Resource a permanent, full-time member of the Company at any time during the term of this Schedule by entering into another form of Tatum agreement, the terms of which will be negotiated at such time.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Tatum, LLC		ICO Global Communications Limited

By:	/s/ Lori Kaiser	By:	/s/ Ben Wolff
Name:	Lori Kaiser	Name:	Ben Wolff
Title:	PNW Managing Partner	Title:	Chairman & CEO
Date:	1-22-10	Date:	1/25/10

Exhibit 1

Bonus Goals

This Exhibit 1 sets forth the bonus goals agreed upon by Tatum, LLC (“Tatum”) and ICO Global Communications (Holdings) Limited (the “Company”) in connection with that certain Schedule to the Interim Services Agreement, dated January 22, 2010, by and between Tatum and the Company, for the services of Timothy Leybold (the “Schedule”).

Tatum and the Company agree that Tatum will be entitled to the bonus set forth in the Schedule if

[Insert Terms of Bonus Goals]

Tatum, LLC	ICO Global Communications Limited

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: